Exhibit 10.2

RETENTION AND INCENTIVE BONUS AGREEMENT

This RETENTION AND INCENTIVE BONUS AGREEMENT (the “Agreement”) is entered into effective as of February 10, 2005 (the “Effective Date”), by and between Copper Mountain Networks, Inc. (the “Company”) and Michael Staiger (the “Employee”). The Company and the Employee are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party.”

RECITALS

A. The Company desires to retain the Employee’s experience, skills, abilities, background and knowledge and is willing to engage the Employee’s services on the terms and conditions set forth in this Agreement.

B. The Employee desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. RETENTION AND INCENTIVE.

1.1 Retention and Incentive Payments. On the earlier of (a) July 15, 2005; or (b) immediately upon closing of the sale of the Company, the Company will pay Employee an amount equal to three (3) months of the Employee’s base salary (as in effect on the Effective Date). If, prior to Company’s payment of the aforementioned amount, the Company terminates the Employee’s employment without Cause (as defined below), then, upon the effectiveness of the release described in Section 1.2 below, the Company shall pay the Employee, in a single lump-sum payment, an amount equal to three (3) months of the Employee’s base salary (as in effect on the Effective Date). In addition, immediately upon the closing of a sale of the Company, Company will pay Employee a transaction completion bonus of $75,000. Each such payment shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices; provided, however, that if, and to the extent that, a payment resulted directly from a reduction in force, the discontinuance of a plant or operation, or other similar conditions, then such payment shall qualify as “supplemental unemployment compensation” as defined in Section 3402(o) of the Internal Revenue Code of 1986, and shall not be subject to the Federal Insurance Contributions Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”) rules.

1.2 Release. Notwithstanding the foregoing, the Employee shall not receive the payment set forth under Section 1.1 unless, upon the Employee’s termination of employment,

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the Employee furnishes the Company with an effective waiver and release of claims (the “Release”) in a form acceptable to the Company and substantially as attached hereto as Exhibit A. If a majority of the Company’s Board of Directors (the “Board”) determines in good faith that the Employee has breached any provision of his Proprietary Information and Inventions Agreement or any provision of this Agreement or the Release, the Company shall be excused from the obligation to provide any payment under Section 1.1 and the Company shall be entitled to full recovery of any payment already provided to the Employee under Section 1.1.

1.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.3.1 Cause. “Cause” means, with respect to Employee, misconduct, including but not limited to: (i) such Employee’s conviction (or plea of nolo contendere) of any felony or any crime involving moral turpitude or dishonesty; (ii) such Employee’s participation in a fraud or act of dishonesty against the Company; (iii) conduct by such Employee which, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates such Employee’s gross unfitness to serve; or (iv) such Employee’s material violation of any contract between such Employee and the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice to the Employee thereof. Notwithstanding the foregoing, such Employee’s Disability (as defined below) shall not constitute Cause as set forth herein.

1.3.2 Disability. “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.4 Parachute Payments. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit the Employee would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the order of payments the Employee elects in writing, provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs. The Company’s principal outside accounting firm will make all determinations hereunder and shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or the Employee. If the accounting firm determines that no Excise

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Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

1.5 Exclusive Remedy. The rights, remedies and payments set forth in this Section 1.5 shall be the exclusive rights, remedies and payments available to the Employee upon the Employee’s employment hereunder. Such rights remedies and payments shall supersede and replace any and all rights and remedies under state or federal law. The Company may deduct any amounts the Employee owes the Company at the time of the Employee’s termination of employment from any payment.

2. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Employee. This Agreement shall be assignable by the Company and shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

3. CHOICE OF LAW.

This Agreement is made and intended to be performed primarily within the state of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the state of California (without giving effect to principles of conflicts of law).

4. INTEGRATION.

Except as may otherwise be provided herein, Employee’s previous and outstanding restricted stock awards and/or stock option awards; the Amended and Restated 1996 Equity Incentive Plan; the 2003 Officers’ Change In Control Plan; and this Agreement, including Exhibit A; contain the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Employee’s employment and the termination of Employee’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

5. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Employee and an executive officer of the Company duly elected by the Board.

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6. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first shown above.

COPPER MOUNTAIN NETWORKS, INC.

/s/ Gregory Peck
Gregory Peck, Vice President - Finance

EMPLOYEE

/s/ Michael O. Staiger
Michael O. Staiger

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Retention and Incentive Bonus Agreement dated February 10, 2005 (the “Agreement”), to which this form is attached, I, the undersigned, hereby furnish Copper Mountain Networks, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”):

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date”).

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I acknowledge and agree to my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached to the Agreement. I understand and agree that my right to the pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release and Waiver.

This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a member of the Board of Directors of the Company.

Date:	By:
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